Exhibit 5.1

Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, D.C. 20037 O +1 202 457 6000 F +1 202 457 6315 squirepattonboggs.com

May 14, 2021

The Board of Directors
NovaBay Pharmaceuticals, Inc.
2000 Powell Street, Suite 1150
Emeryville, CA 94608

Re: Registration Statement on Form S-3 of NovaBay Pharmaceuticals, Inc. (No. 333-254744)

Dear Ladies and Gentlemen:

We have acted as counsel to you in connection with the above-referenced registration statement (the “Registration Statement”) filed on March 26, 2021, as amended on April 2, 2021, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which included the base prospectus dated April 2, 2021 (the “Base Prospectus”), relating to the registration of the offering by NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $30,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on April 7, 2021. Reference is made to our opinion letter dated March 26, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the At the Market Offering Agreement prospectus supplement (the “Prospectus Supplement”) filed on May 14, 2021, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $4,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, the At the Market Offering Agreement, dated May 14, 2021, between the Company and such sales agent. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) a specimen certificate representing the Shares, (iv) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, (v) the Bylaws of the Company, as currently in effect, and (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein.

The opinion letter which we render herein is limited to those matters governed by the laws of the State of Delaware as of the date hereof. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

For purposes of the opinion set forth below, we have assumed that the Shares will be issued within the parameters established by the Company’s Board of Directors (or a duly authorized committee of the Company’s Board of Directors), including, but not limited to, the number of Shares issued, the minimum prices the Shares are sold for, and the timing of the issuance of Shares (the “Approval”). We have further assumed that the Approval will not authorize the sale of any number of Shares that exceeds the Company’s authorized shares that are available for issuance. For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the Approval and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

Based upon and subject to the foregoing, we are of the opinion that, upon Future Approval and Issuance, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter is provided for use solely in connection with the offer and sale of the Shares while the Registration Statement remains effective, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated herein in the paragraph above.

We hereby consent to your filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein.   In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC adopted under the Securities Act.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP